Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS FOURTH QUARTER AND FULL-YEAR 2021 RESULTS
Full-Year Revenue Growth of 15%; Underlying Revenue Growth of 10%
Full-Year GAAP Operating Income Rises 41%; Adjusted Operating Income Increases 18%
Full-Year GAAP EPS Increases 56% to $6.13; Adjusted EPS Increases 24% to $6.17
Fourth Quarter GAAP EPS of $1.57; Adjusted EPS Increases 14% to $1.36

NEW YORK, January 27, 2022 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the fourth quarter and year ended December 31, 2021.
Dan Glaser, President and CEO, said: “In our 150th year, we produced one of the finest results in our Company's history. We generated underlying revenue growth of 10% and adjusted EPS growth of 24%, both the highest in over two decades. We also grew our adjusted operating income by 18% and expanded adjusted margins for the 14th consecutive year. I am proud of our colleagues' hard work, dedication and unwavering focus in achieving these results. With this outstanding year, we enter 2022 well positioned for continued growth."
Consolidated Results
Consolidated revenue in the fourth quarter of 2021 was $5.1 billion, an increase of 16% compared with the fourth quarter of 2020, or 10% on an underlying basis. Operating income was $986 million compared with $571 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, was $905 million, compared with $855 million in the prior year period. Net income attributable to the Company was $803 million, or $1.57 per diluted share, compared with $0.73 in the fourth quarter of 2020. Adjusted earnings per share was $1.36, compared with $1.19 for the prior year period.

For the year 2021, revenue was $19.8 billion, an increase of 15% compared with 2020, or 10% on an underlying basis. Operating income was $4.3 billion, and adjusted operating income rose 18% to $4.3 billion. Net income attributable to the Company was $3.1 billion. Earnings per share increased 56% to $6.13. Adjusted earnings per share increased 24% to $6.17 compared with $4.97 in 2020.
Risk & Insurance Services
Risk & Insurance Services revenue was $3.0 billion in the fourth quarter of 2021, an increase of 20%, or 9% on an underlying basis. Operating income was $667 million, compared with $463 million in the fourth quarter of 2020. Adjusted operating income increased 6% to $557 million. For the year 2021, revenue was $12.1 billion, an increase of 17%, or 10% on an underlying basis. Operating income was $3.1 billion, compared to $2.3 billion in 2020. Adjusted operating income rose 17% to $3.0 billion.
Marsh's revenue in the fourth quarter of 2021 was $2.9 billion, an increase of 22%, or 9% on an underlying basis. In U.S./Canada, underlying revenue rose 11%. International operations underlying revenue increased 7% compared to the prior year period, reflecting underlying growth of 14% in Latin America, 10% in Asia Pacific and 5% in EMEA. For the year 2021, Marsh’s revenue growth was 19%, or 11% on an underlying basis.
Guy Carpenter's fourth quarter revenue was $170 million, an increase of 4%, or 5% on an underlying basis. For the year 2021, Guy Carpenter’s revenue grew 10% compared to a year ago, or 9% on an underlying basis.
Consulting
Consulting revenue was $2.1 billion in the fourth quarter of 2021, an increase of 10%, or 11% on an underlying basis. Operating income increased 120% to $395 million, compared with $179 million in the fourth quarter of 2020. Adjusted operating income was $410 million, an increase of 6% compared with $387 million in the fourth quarter of 2020. For the year 2021, revenue was $7.8 billion, an increase of 12%, or 10% on an underlying basis. Operating income was $1.5 billion, compared with $1.0 billion in 2020. Adjusted operating income increased 19% to $1.5 billion.
Mercer’s revenue was $1.4 billion in the fourth quarter of 2021, an increase of 5%, or 6% on an underlying basis. Wealth, with revenue of $648 million, increased 4% on an underlying basis. Health, with revenue of $457 million, increased 4% on an underlying basis. Career revenue of $272 million increased 15% on an underlying basis. For the year 2021, Mercer’s revenue increased 7%, or 5% on an underlying basis.
Oliver Wyman’s revenue was $722 million in the fourth quarter of 2021, an increase of 22% on an underlying basis. For the year 2021, Oliver Wyman’s revenue was $2.5 billion, an increase of 21% on an underlying basis.

Other Items
For the year 2021, Marsh McLennan Agency (MMA) completed 11 transactions with approximately $170 million of combined revenue, including the acquisition of PayneWest, one of the largest independent agencies in the U.S.
Marsh announced in December that it increased its stake in Marsh India Insurance Brokers Pvt. Ltd. from 49% to 92%.
The Company repurchased 2.6 million shares of stock for $425 million in the fourth quarter. For the year 2021, the Company repurchased 7.9 million shares for $1.2 billion.
In the fourth quarter of 2021, the Company raised $750 million of senior notes and repaid $500 million of senior notes due in January 2022.
Conference Call
A conference call to discuss fourth quarter 2021 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 866 437 7574. Callers from outside the United States should dial +1 409 220 9376. The access code for both numbers is 8019728. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 83,000 colleagues advise clients in 130 countries. With annual revenue of nearly $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, follow us on LinkedIn and Twitter or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations and result in the disclosure of confidential client or company information;
•the financial and operational impact of complying with laws and regulations, including anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti-Bribery Act and cybersecurity and data privacy regulations, in an environment of increased regulatory activity and enforcement;
•our ability to attract, retain and fully develop industry leading talent;
•the impact of and uncertainty around COVID-19;
•the impact of macroeconomic, political or market conditions on us, our clients and the industries in which we operate, including from inflation, foreign exchange and interest rate fluctuations;
•our ability to compete effectively and adapt to changes in the competitive environment, including to respond to technological change, disintermediation, digital disruption and other types of innovation;
•our ability to manage risks associated with our investment management and related services business, particularly in the context of uncertain equity markets, including our ability to execute timely trades in light of increased trading volume and to manage potential conflicts of interest;
•the impact of changes in tax laws, guidance and interpretations, or disagreements with tax authorities; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc. Consolidated Statements of Income (In millions, except per share data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue	$5,137	$4,416	$19,820	$17,224
Expense:
Compensation and benefits	2,905	2,650	11,425	10,129
Other operating expenses	1,246	1,195	4,083	4,029
Operating expenses	4,151	3,845	15,508	14,158
Operating income	986	571	4,312	3,066
Other net benefit credits	66	70	277	257
Interest income	—	2	2	7
Interest expense	(109)	(128)	(444)	(515)
Investment income (loss)	18	25	61	(22)
Income before income taxes	961	540	4,208	2,793
Income tax expense	154	161	1,034	747
Net income before non-controlling interests	807	379	3,174	2,046
Less: net income attributable to non-controlling interests	4	5	31	30
Net income attributable to the Company	$803	$374	$3,143	$2,016
Net income per share attributable to the Company
- Basic	$1.59	$0.74	$6.20	$3.98
- Diluted	$1.57	$0.73	$6.13	$3.94
Average number of shares outstanding
- Basic	504	507	507	506
- Diluted	511	513	513	512
Shares outstanding at December 31	504	508	504	508

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended December 31
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Risk and Insurance Services
Marsh	$2,876	$2,364	22%	—	13%	9%
Guy Carpenter	170	162	4%	(1)%	—	5%
Subtotal	3,046	2,526	21%	—	12%	9%
Fiduciary Interest Income	3	6
Total Risk and Insurance Services	3,049	2,532	20%	—	12%	9%
Consulting
Mercer	1,377	1,312	5%	—	(1)%	6%
Oliver Wyman Group	722	590	22%	(1)%	1%	22%
Total Consulting	2,099	1,902	10%	—	—	11%
Corporate Eliminations	(11)	(18)
Total Revenue	$5,137	$4,416	16%	—	7%	10%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Marsh:
EMEA	$713	$688	4%	(1)%	(1)%	5%
Asia Pacific	560	269	109%	(1)%	100%	10%
Latin America	155	141	10%	(4)%	—	14%
Total International	1,428	1,098	30%	(1)%	24%	7%
U.S./Canada	1,448	1,266	14%	—	3%	11%
Total Marsh	$2,876	$2,364	22%	—	13%	9%
Mercer:
Wealth	$648	$629	3%	—	(1)%	4%
Health	457	445	3%	(1)%	(1)%	4%
Career	272	238	14%	(1)%	—	15%
Total Mercer	$1,377	$1,312	5%	—	(1)%	6%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended December 31
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Risk and Insurance Services
Marsh	$10,203	$8,595	19%	2%	6%	11%
Guy Carpenter	1,867	1,696	10%	1%	—	9%
Subtotal	12,070	10,291	17%	2%	5%	11%
Fiduciary Interest Income	15	46
Total Risk and Insurance Services	12,085	10,337	17%	2%	5%	10%
Consulting
Mercer	5,254	4,928	7%	3%	(1)%	5%
Oliver Wyman Group	2,535	2,048	24%	2%	—	21%
Total Consulting	7,789	6,976	12%	3%	—	10%
Corporate Eliminations	(54)	(89)
Total Revenue	$19,820	$17,224	15%	2%	3%	10%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Marsh:
EMEA	$2,946	$2,575	14%	4%	1%	9%
Asia Pacific	1,462	1,059	38%	4%	25%	9%
Latin America	453	424	7%	(2)%	—	9%
Total International	4,861	4,058	20%	4%	7%	9%
U.S./Canada	5,342	4,537	18%	1%	4%	13%
Total Marsh	$10,203	$8,595	19%	2%	6%	11%
Mercer:
Wealth	$2,509	$2,348	7%	4%	(1)%	4%
Health	1,855	1,793	3%	1%	(1)%	3%
Career	890	787	13%	2%	—	12%
Total Mercer	$5,254	$4,928	7%	3%	(1)%	5%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G in accordance with the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation, and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and reportable segment basis, for the three and twelve month periods ended December 31, 2021 and 2020. The following tables also present adjusted operating margin. For the three and twelve months ended December 31, 2021 and 2020, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2021
Operating income (loss)	$667	$395	$(76)	$986
Operating margin	21.9%	18.8%	N/A	19.2%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	19	4	12	35
Changes in contingent consideration (b)	45	1	—	46
JLT integration and restructuring costs (c)	15	15	2	32
JLT acquisition-related costs and other (d)	45	1	—	46
JLT legacy E&O provision (e)	—	(6)	—	(6)
Legal claims (f)	33	—	—	33
Gain on consolidation of business (g)	(267)	—	—	(267)
Operating income adjustments	(110)	15	14	(81)
Adjusted operating income (loss)	$557	$410	$(62)	$905
Total identified intangible amortization expense	$73	$14	$—	$87
Adjusted operating margin	22.7%	20.2%	N/A	20.4%

Three Months Ended December 31, 2020
Operating income (loss)	$463	$179	$(71)	$571
Operating margin	18.3%	9.4%	N/A	12.9%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	1	37	8	46
Changes in contingent consideration (b)	3	1	—	4
JLT integration and restructuring costs (c)	46	20	4	70
JLT acquisition-related costs and other (d)	11	1	1	13
JLT legacy E&O provision (e)	—	161	—	161
Disposal of businesses (h)	1	(11)	—	(10)
Other	—	(1)	1	—
Operating income adjustments	62	208	14	284
Adjusted operating income (loss)	$525	$387	$(57)	$855
Total identified intangible amortization expense	$70	$16	$—	$86
Adjusted operating margin	23.5%	21.4%	N/A	21.3%

(a) Primarily includes restructuring expenses associated with the Company's global information technology and HR functions and adjustments to restructuring liabilities for future rent under non-cancellable leases. RIS in 2021 also includes costs related to a Marsh operational excellence program to improve efficiencies and client service. Consulting charges in 2020 reflect severance and real estate exit costs related to the Mercer restructuring program completed in 2020.
(b) Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions as measured each quarter.
(c) Includes costs incurred for staff reductions, lease related exit costs, technology and consulting costs related to the JLT integration.
(d) Includes retention and legal charges related to the acquisition of JLT.
(e) Reflects recoveries under indemnities for a legacy JLT E&O matter relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K. For the year-ended 2021, there was a reduction of $69 million in the liability including recoveries, following an increase of $161 million in the recorded liability related to this matter in 2020.

(f) Settlement charges and legal costs related to strategic recruiting.
(g) Reflects a gain from the fair value re-measurement of the Company’s previously held equity method investment in Marsh India upon the Company increasing its ownership interest from 49% to 92%. The gain is reflected in revenue and excluded from underlying revenue calculations and adjusted operating margin.

(h) Consulting in 2020 includes a contingent gain adjustment, included in revenue from Mercer's U.S. large market health and defined benefit administration business sold in 2019. This amount is removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2021
Operating income (loss)	$3,080	$1,504	$(272)	$4,312
Operating margin	25.5%	19.3%	N/A	21.8%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	31	12	27	70
Changes in contingent consideration (b)	63	(3)	(3)	57
JLT integration and restructuring costs (c)	53	36	4	93
JLT acquisition-related costs and other (d)	77	3	1	81
JLT legacy E&O provision (e)	—	(69)	—	(69)
Legal claims (f)	60	—	2	62
Gain on consolidation of business (g)	(267)	—	—	(267)
Disposal of businesses (h)	(52)	3	—	(49)
Operating income adjustments	(35)	(18)	31	(22)
Adjusted operating income (loss)	$3,045	$1,486	$(241)	$4,290
Total identified intangible amortization expense	$309	$56	$—	$365
Adjusted operating margin	28.5%	19.8%	N/A	23.9%

Twelve Months Ended December 31, 2020
Operating income (loss)	$2,346	$994	$(274)	$3,066
Operating margin	22.7%	14.3%	N/A	17.8%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	3	54	32	89
Changes in contingent consideration (b)	25	(1)	2	26
JLT integration and restructuring costs (c)	171	51	29	251
JLT acquisition-related costs and other (d)	50	3	1	54
JLT legacy E&O provision (e)	—	161	—	161
Disposal of businesses (h)	7	(15)	—	(8)
Other	5	—	—	5
Operating income adjustments	261	253	64	578
Adjusted operating income (loss)	$2,607	$1,247	$(210)	$3,644
Total identified intangible amortization expense	$292	$59	$—	$351
Adjusted operating margin	28.0%	18.8%	N/A	23.2%

(a) Primarily includes restructuring expenses associated with the Company's global information technology and HR functions and adjustments to restructuring liabilities for future rent under non-cancellable leases. RIS in 2021 also includes costs related to a Marsh operational excellence program to improve efficiencies and client service. Consulting charges in 2020 reflect severance and real estate exit costs related to the Mercer restructuring program completed in 2020.
(b) Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions as measured each quarter.
(c) Includes costs incurred for staff reductions, lease related exit costs, technology and consulting costs related to the JLT integration.
(d) Includes retention and legal charges related to the acquisition of JLT.
(e) For the year-ended 2021, there was a reduction of $69 million in the liability including recoveries under indemnities for a legacy JLT E&O matter relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K. The Company increased the recorded liability by $161 million related to this matter in 2020.

(f) Settlement charges and legal costs related to strategic recruiting.
(g) Reflects a gain from the fair value re-measurement of the Company’s previously held equity method investment in Marsh India upon the Company increasing its ownership interest from 49% to 92%. The gain is reflected in revenue and excluded from underlying revenue calculations and adjusted operating margin.

(h) Primarily reflects a gain on the sale of the U.K. commercial networks business that provided broking and back-office solutions for small independent brokers during the second quarter of 2021. 2020 reflects a net loss on disposal of specialty businesses sold in the U.S., U.K. and Canada. Consulting in 2020 includes a contingent gain adjustment from Mercer's U.S. large market health and defined benefit administration business sold in 2019. These amounts are reflected as an increase or decrease of other revenue, which is reflected as part of revenue in the consolidated statements of income. These items are removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31
(Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and twelve month periods ended December 31, 2021 and 2020.

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
(In millions, except per share data)	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$807			$379
Less: Non-controlling interest, net of tax		4			5
Subtotal		$803	$1.57		$374	$0.73
Operating income adjustments	$(81)			$284
Investments adjustment (a)	(4)			(14)
Pension settlement charges (b)	3			3
Income tax effect of adjustments (c)	(33)			(35)
Impact of U.K. tax rate change (d)	5			—
		(110)	(0.21)		238	0.46
Adjusted income, net of tax		$693	$1.36		$612	$1.19

	Twelve Months Ended December 31, 2021			Twelve Months Ended December 31, 2020
(In millions, except per share data)	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$3,174			$2,046
Less: Non-controlling interest, net of tax		31			30
Subtotal		$3,143	$6.13		$2,016	$3.94
Operating income adjustments	$(22)			$578
Investments adjustment (a)	(6)			28
Pension settlement charges (b)	5			3
Income tax effect of adjustments (c)	(64)			(85)
Impact of U.K. tax rate change (d)	110			—
		23	0.04		524	1.03
Adjusted income, net of tax		$3,166	$6.17		$2,540	$4.97

(a) Represents mark-to-market (gains) losses primarily related to the Company’s investment in Alexander Forbes ("AF").
(b) Charges resulting from lump sum pension settlements elected by participants.
(c) For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.
(d) Reflects the re-measurement of the Company's U.K. deferred tax assets and liabilities upon enactment of legislation that increased the corporate income tax rate applicable to U.K. based entities from 19% to 25%, effective April 1, 2023.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Consolidated
Compensation and benefits	$2,905	$2,650	$11,425	$10,129
Other operating expenses	1,246	1,195	4,083	4,029
Total expenses	$4,151	$3,845	$15,508	$14,158

Depreciation and amortization expense	$91	$108	$382	$390
Identified intangible amortization expense	87	86	365	351
Total	$178	$194	$747	$741

Stock option expense	$3	$3	$32	$28

Risk and Insurance Services
Compensation and benefits	$1,630	$1,456	$6,506	$5,690
Other operating expenses	752	613	2,499	2,301
Total expenses	$2,382	$2,069	$9,005	$7,991

Depreciation and amortization expense	$44	$62	$196	$208
Identified intangible amortization expense	73	70	309	292
Total	$117	$132	$505	$500

Consulting
Compensation and benefits	$1,148	$1,084	$4,435	$3,995
Other operating expenses	556	639	1,850	1,987
Total expenses	$1,704	$1,723	$6,285	$5,982

Depreciation and amortization expense	$28	$29	$115	$115
Identified intangible amortization expense	14	16	56	59
Total	$42	$45	$171	$174

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,752	$2,089
Net receivables	5,586	5,326
Other current assets	926	740
Total current assets	8,264	8,155

Goodwill and intangible assets	19,127	18,216
Fixed assets, net	847	856
Pension related assets	2,270	1,768
Right of use assets	1,868	1,894
Deferred tax assets	551	702
Other assets	1,461	1,458
TOTAL ASSETS	$34,388	$33,049

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$17	$517
Accounts payable and accrued liabilities	3,165	3,050
Accrued compensation and employee benefits	2,942	2,400
Current lease liabilities	332	342
Accrued income taxes	198	247
Total current liabilities	6,654	6,556

Fiduciary liabilities	9,622	8,585
Less - cash and cash equivalents held in a fiduciary capacity	(9,622)	(8,585)
	—	—
Long-term debt	10,933	10,796
Pension, post-retirement and post-employment benefits	1,632	2,662
Long-term lease liabilities	1,880	1,924
Liabilities for errors and omissions	355	366
Other liabilities	1,712	1,485

Total equity	11,222	9,260
TOTAL LIABILITIES AND EQUITY	$34,388	$33,049

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows (a)
(Millions) (Unaudited)

	For the Years Ended
	December 31,
	2021	2020
Operating cash flows:
Net income before non-controlling interests	$3,174	$2,046
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	747	741
Non cash lease expense	327	355
Gain on consolidation of entity	(267)	—
Share-based compensation expense	348	290
Net (gain) loss on investments, disposition of assets and other	(130)	64

Changes in assets and liabilities:
Accrued compensation and employee benefits	527	207
Net receivables	(252)	(75)
Other changes to assets and liabilities	(199)	429
Contributions to pension and other benefit plans in excess of current year credit	(372)	(356)
Operating lease liabilities	(349)	(351)
Effect of exchange rate changes	(38)	32
Net cash provided by operations	3,516	3,382
Financing cash flows:
Purchase of treasury shares	(1,159)	—
Borrowings from term-loan and credit facilities	—	1,000
Proceeds from issuance of debt	743	737
Repayments of debt	(1,016)	(2,515)
Net issuance of common stock from treasury shares	60	—
Net distributions from non-controlling interests and deferred/contingent consideration	(82)	(159)
Dividends paid	(1,026)	(943)
Increase in fiduciary liabilities	1,183	955
Net cash used for financing activities	(1,297)	(925)
Investing cash flows:
Capital expenditures	(406)	(348)
Net sales of long-term investments and other	17	104
Dispositions	84	98
Acquisitions, net of cash and cash held in a fiduciary capacity acquired	(859)	(647)
Net cash used for investing activities	(1,164)	(793)
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(355)	511
Increase in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	700	2,175
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	10,674	8,499
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$11,374	$10,674

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
For the Years Ended December 31,	2021	2020
(In millions of dollars)
Cash and cash equivalents	$1,752	$2,089
Cash and cash equivalents held in a fiduciary capacity	9,622	8,585
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$11,374	$10,674

(a) The Company revised the Statements of Cash Flows presentation to include cash and cash equivalents held in a fiduciary capacity as a component of total cash, presented as cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity. The Company revised the 2020 presentation for comparable purposes.